EXHIBIT 10.1

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.
              641 Lexington Avenue, 17th Floor, New York, NY  10022
                    tel:  212-758-6622    fax:  212-758-7733


THIS AGREEMENT is made effective the 25 day of September, 2008 by, between and among Ronald Kreider ('K') and Kreider Farms ('KF') (collectively K and KF are 'Kreider') and Bion Environmental Technologies, Inc. ('B') and Bion PA 1 LLC ('LLC') (collectively B and LLC are 'Bion')

WHEREAS the parties entered into a Memorandum of Understanding executed February 20, 2008 ('MOU'); and

WHEREAS Bion has, at its sole expense, pursuant to MOU, engaged in activities including without limitation, i) work with various Pennsylvania local and state governmental entities including PA DEP, PENNVEST, Town of Manheim and various other entities and associations related to design and installation of a Bion waste treatment and renewable energy generation system at: a) the KF dairy location in Manheim ('Manheim Facility') and, b) potential renewable energy production and/or support facilities at the other KF poultry locations (Mt.'s Joy / Donegal; Pleasant; Middletown) for the collection and transportation of poultry manure plus c) possible renewable energy production and/or support facilities at other locations(collectively 'System') and ii) the establishment of protocols, methodologies and certifications related to:
A) nutrient credits (for nitrogen and phosphorus reductions produced by the System) ('Credits'); B) potential sale of such Credits; and C) the production, utilization on site and potential for sale on the grid of electricity produced by the renewable energy to be generated by the System;

AND WHEREAS Kreider and Bion each desire that Bion construct and operate the System at KF facilities (with initial components at the Manheim Facility and possibly additional facilities at other Kreider locations and/or locations not owned by Kreider) on the terms and conditions set forth in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Kreider and Bion do hereby agree as follows in order to proceed with the design, construction and operation the System:

1) LLC, will design, permit, construct, finance, own and operate (directly and/or through bonded contractors) the System, subject to permitting, construction and other conditions successfully completed on the timeline set forth below. The Manheim Facility portion of the System will be as generally described at Exhibit A hereto, subject to final design and permitting changes, which System shall be developed and operated as follows:

     a) Be designed, permitted, constructed and financed at the sole cost and expense of LLC, which total cost and expense is presently estimated to be approximately *;
_______________

* Confidential material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.
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     b)  Be operated by LLC pursuant to a license of B's proprietary and patented technology ('Technology') which will be granted to LLC, for which license to LLC, *;

     c) LLC will endeavor to treat the maximum amount of waste feasible (collectable) from the existing herd at the Manheim Facility in the initial System components located at the Manheim Facility, which currently includes of approximately *

     d) LLC shall initially treat the solids produced by the System from the dairy waste stream at the Manheim Facility, and, in the future, based upon completion of permitting and nutrient methodology approvals from the PA DEP, the poultry wastes from poultry at the Manheim Facility and/or other Kreider facilities as set forth at Exhibit B through the renewable energy production portion of the System ('Renewable Energy Production Facilities') to generate heat/power. With appropriate concern for 'bio-security', the Renewable Energy Production Facility may be located at: i) the Manheim Facility, ii) other Kreider facility locations, and/or iii) other locations not owned by Kreider, as mutually agreed, PROVIDED, HOWEVER, at least some Energy Production Facility will be located at the Manheim Facility to maintain temperature and/or to provide needed heat for the Bion waste treatment modules of the System located at the Manheim Facility, and

     e) For all purposes of this Agreement, System shall include Bion waste treatment modules and the Renewable Energy Generation Facility at the Manheim Facility , in their initial forms and as altered during the Term, plus all other facilities constructed by Bion on Kreider facilities or elsewhere pursuant to this Agreement;

     f) Operate the System such that dairy waste and poultry litter is removed, stored and treated in a timely manner in accordance with accepted husbandry practices and regulatory requirements.

2) It shall be the responsibility of Bion to establish protocols for the System and to obtain state and other approvals related to the System and any Nutrient Credits or renewable energy generated thereby related to treatment of either or both of dairy and/or poultry wastes from Kreider facilities, which Credits shall be the sole property of LLC, all of which activities shall be at the expense of LLC;

3)   Kreider acknowledges that:

     a) Bion has received approval from the PA DEP to generate approximately 125 nitrogen and 16 phosphorus credits per dairy cow waste stream treated at the Manheim Facility based on its Technology and the data and methodology protocols developed by Bion, which shall be incorporated into the System and its operations; and

_______________

* Confidential material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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     b)  Bion will develop (and file with PA DEP) similar protocols and methodologies * as well as secure air permits for the renewable energy system;

     c) * the combustion testing of the poultry litter and the dairy solids. These total costs are presently estimated by Bion to be in the range of *; and

     d) Bion's waste treatment process contains valuable patented and proprietary intellectual property and access to the System and data from the System needs to be deliberate and managed to protect the value of this intellectual property.

4) Kreider shall cooperate with Bion in connection with each of the activities set forth at paragraphs 1), 2) and 3) above, which cooperation shall include, without limitation:

     a) Actions documenting LLC's ownership of the System and facilitating LLC's (or its agents/contractors) design, financing, construction and operation of the System from the date of this Agreement through a date 20 years after the second anniversary of the date on which full scale treatment of the dairy waste from the Manheim Facility in the System begins ('Term') (consistent with the Kreider purchase option set forth below): i) which Term may be extended by the written agreement of the parties hereto; *; and iii) further provided, that as to the Term related to processing poultry litter, for each Kreider poultry facility, the 20 year period shall commence concurrent with the commencement of operations of the dairy waste treatment facility.

     b) Provision of the dairy waste from the Manheim Facility to LLC for treatment in the System, which dairy wastes shall be provided in a state and manner consistent with Exhibit C;

     c)  *

     d)  *

     e) Kreider will fully support, as required, the processing and execution of permitting, construction and financing documents (including grant applications) for the System (and each portion thereof), provided, however, that Kreider will have no liability under such documents. Kreider participation in these activities will be proactively minimized to extent feasible.

     f) Kreider's participation in the process of data collection and other activities related to validation and/or sale of the Credits generated by the System (and each portion thereof);

_______________

* Confidential material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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     g)  Provision of access to the System, which access shall be controlled by Bion (Bion will not unreasonably withhold access to KF as it relates to its regulatory requirements), and each component thereof, at each Kreider facility on which any System component is placed, which site access will be available to all persons designated by Bion, including without limitation: i) Bion personnel, contractors, agents, and guests ii) representatives of regulatory agencies and other branches of the State of Pennsylvania and other governmental (and quasi governmental) entities; and iii) others as jointly agreed.

     h) Grant by Kreider to LLC of cost-free site lease(s) and easement(s) as required to efficiently construct and operate: i) initial components of the System at Manheim (which shall include a Dairy waste treatment facility and an energy facility with at least minimum capacity to process the Dairy manure and poultry litter from Kreider's Manheim poultry complex, including sufficient energy to meet the System components' needs for temperature maintenance and process heat requirements; and, at maximum size, large enough to process waste and produce renewable energy from all dairy waste and poultry litter from all of Kreider's facilities), and ii) other components of the System at Kreider poultry facilities and/or other Kreider locations for the entire Term; iii) should any such site proposed and/or selected by Kreider for a System component be deemed unsuitable by Bion, Bion and Kreider will work together to identify suitable site(s)on Kreider facilities; provided, however, iv) Bion may locate some System components on locations not owned by Kreider; and v) due to bio-security concerns, no manure or litter obtained from non-Kreider sources shall be processed stored or used at facilities located on Kreider property without previous written permission from Kreider.

     i) Kreider will provide LLC with a timely advance notice of all proposed changes at the Kreider facilities which may affect LLC's operation of the System, including without limitation material changes in the ration, census of animals (dairy and poultry, increase or decrease), use of chemicals
* etc; except as specified in paragraph 4b above, "timely" will normally be one week. Nothing herein shall preclude Kreider from continuing the husbandry practices and procedures currently employed, nor other customary industry husbandry practices. Should Bion in the future request a modification of such practices, which would negatively impact Kreider's profitability, Kreider shall be entitled to reasonable compensation for such loss.

5) Kreider shall purchase from LLC the electricity (or power in other mutually agreeable usable forms) generated by LLC in the Renewable Energy Production Facility at a price equal to utility rates going forward and adjusted periodically as set forth at Exhibit D; LLC will be responsible for any excess costs of usage and related demand charges over and above normal charges to Kreider from third party utilities incurred by KF as a result of LLC's inability to provide electricity at any given time. Payment for energy purchases will be made by Kreider to LLC on a monthly basis.

     *.
_______________

* Confidential material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.
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7)   Bion will make available to Kreider, for its re-use related to its dairy production related to the System, any 'green tag(s)' that Bion may secure during the Term; provided, however, that:

     a) Kreider will be solely responsible for all fees, if any, due the environmental organization that sponsors such 'green tag(s)';

     b)  Bion will not charge KF for such 'green tag' utilization; and

     c) Kreider must agree to maintain all standards, etc. related to such 'green tag(s)';

8) The Confidentiality and Proprietary Information Agreement already executed by Kreider shall remain in full force and effect for the entire Term (plus two years) and shall be treated as if incorporated in this agreement in its entirety.

9) This Agreement may be terminated at the option of either party if all necessary approvals for construction of the Dairy waste treatment portion of the System are not obtained within 18 months of the effective date of this Agreement or if construction of the initial System components at the Manheim Facility is not substantially complete within 24 months of the effective date. In the event of such termination, neither party shall have any continuing responsibility to the other, except that such termination will have no effect on confidentiality agreements in effect at that time.

10)  Miscellaneous:

     a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

     b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Pennsylvania and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Pennsylvania shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

     d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.


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     e)  In the event that any one or more of the provisions of this
Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     f) This Agreement shall constitute the entire agreement between the parties hereto and oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                Bion Environmental Technologies, Inc.


                                By: /s/ MAS   9/27/08
                                    Mark A. Smith, President


                                Bion PA 1 LLC


                                By: /s/ MAS   9/27/08
                                    Mark A. Smith, Manager

                                'Kreider'

                                By: /s/ Ronald E. Kreider

                                Ronald Kreider, individually and as
                                controlling shareholder/partner of all
                                entities defined as Kreider and/or Kreider
                                Farms herein, including without limitation,
                                Noah A. Kreider & Sons, a partnership, all of which shall be bound by the signature above.




















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